FOR IMMEDIATE RELEASE:

January 12, 2007

CLEAR CHOICE ANNOUNCES INSOLVENCY AND RESTRUCTURING OF OPERATIONS

Tempe, AZ - Clear Choice Financial, Inc. (“Clear Choice”) (OTCBB Symbol CLRC), a Nevada corporation, announced that it is insolvent and in default on numerous obligations. Clear Choice has officially closed the mortgage lending offices of its wholly owned subsidiary, Bay Capital, located in Owings Mills, Maryland and Irvine, California. Out of an original workforce of over 150 people, 120 have been released. The Company is in default of its lease of its corporate headquarters located in Tempe, Arizona and has been locked out of its facility and is in default of a note with its former CEO and major shareholder Stephen G. Luke, and is in default of a note due to the two former owners of Bay Capital, Inc. Its operating company, Bay Capital, has been forced to shut down various warehouse lines of credit.

On Monday, January 8, 2007, the Company’s Board of Directors appointed David Birdsell as its Chief Restructuring Officer and the law firm of Keller Rohrback as its bankruptcy, corporate and securities counsel. Effective January 9, 2007, Mr. Andrew Formato resigned from the Board.

Chad Mooney, acting CEO of the Company summarized the Company’s financial standing as follows: “We are exploring various options to remain in business but may be forced to declare bankruptcy if negotiations with creditors are unfavorable. The timing of our acquisition of Bay Capital coupled with a significant downturn in the mortgage lending market depleted our operating capital and we have been unable to raise additional capital to remain current on our pending obligations. We are assessing our various alternatives on a daily basis and do not know how long we can continue to remain in business.”

Forward-Looking Disclaimer

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Clear Choice and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to: whether the Company will be able to raise additional capital, whether the Company will declare bankruptcy and whether the Company will be able to continue operations.

Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to (in addition to the risk factors and cautionary statements made in the Company’s SEC filings and other factors that Clear Choice Financial is currently unable to identify or quantify, but may exist in the future), the outcome of the Company’s negotiations with creditors and the availability of financing, which is subject to changes in capital markets.

Forward-looking statements speak only as of the date the statement was made. Clear Choice Financial does not undertake and specifically declines any obligation to update any forward-looking statements.

SOURCE: Clear Choice Financial, Inc.

Clear Choice Financial
Chad Mooney, 480-820-9766, ext. 200
rsfmooney@aol.com

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